Exhibit 99 - Press release issued December 14, 2004

1411Third Street, Suite A Port Huron, MI 48061-5004

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-966-4208

SEMCO ENERGY ELECTS ALASKA STATE SEN. BEN A. STEVENS TO THE BOARD OF DIRECTORS

PORT HURON, MI, DECEMBER 14, 2004, SEMCO ENERGY, Inc. today announced the election of Alaska State Sen. Ben A. Stevens to the Company Board of Directors, effective immediately. He fills the Director vacancy created by the October 2004 resignation of former Company Chairman John R. Hinton. John M. “Jack” Albertine succeeded Mr. Hinton as Chairman.
“We are happy State Sen. Stevens is joining the SEMCO ENERGY Board and welcome his contribution to the Company and to our continuing efforts to enhance shareholder value,” Mr. Albertine said.
State Sen. Stevens had served as a member of the ENSTAR Natural Gas Company Advisory Board since 2001. ENSTAR, the Alaska division of SEMCO ENERGY, Inc., provides natural gas service to approximately 117,000 customers in the Anchorage area. He is resigning that position to move to the corporate Board of Directors.
“We welcome State Sen. Stevens to the SEMCO ENERGY Board of Directors. He will provide valuable insight with his experiences as a businessman as well as his service as a member of the ENSTAR Advisory Board,” said George A. Schreiber, Jr., Company President and Chief Executive Officer.
State Sen. Stevens was appointed to the Alaska State Senate in 2001. He was elected to a full term in November 2002. In addition to serving as state Senate Majority Leader, he is a member of the Finance, Resources, Legislative Budget and Audit, and Joint Armed Services committees. He also is a member of the Select Committee on Legislative Ethics and the Legislative Council.
He served as President and CEO of the 2001 Special Olympics World Winter Games, and was owner and Managing Director of Stevens & Associates, a Washington, D.C.-based government relations consulting firm.
Earlier in his career, State Sen. Stevens had worked for 15 years in the Alaska fishing industry, including nine years captaining various Bering Sea crab vessels. He also holds a U.S. Merchant Marine Masters license and is licensed to operate a commercial hovercraft.
State Sen. Stevens is a graduate of Arizona State University and has completed studies for a Masters of Business Administration at George Washington University.

SEMCO ENERGY, Inc. distributes natural gas to more than 394,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States